Exhibit 15.1
June 24, 2011
PetSmart, Inc.
19601 N. 27th Avenue
Phoenix, Arizona 85027
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PetSmart, Inc. and subsidiaries for the periods ended May 1, 2011, and May 2, 2010, and have issued our report dated May 27, 2011. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 1, 2011, is being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona